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                     June 22, 2021

       Monica Brady
       Chief Financial Officer
       ProPhase Labs, Inc.
       711 Stewart Ave, Suite 200
       Garden City, NY 11530

                                                        Re: ProPhase Labs, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 000-21617
                                                            Filed March 31,
2021

       Dear Ms. Brady :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences